Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com

February 16, 2021

Clene Inc.
6550 South Millrock Drive, Suite G50
Salt Lake City, Utah 84121

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clene Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to (i) the issuance of up to an aggregate of 2,407,500 shares (the “Public Warrants Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “Public Warrants”), which were originally issued by Tottenham Acquisition I Limited, a British Virgin Islands exempted company and our predecessor (“Tottenham”), in its initial public offering, (ii) the issuance of up to an aggregate of 110,000 shares (the “Option Warrants Shares”) of the Common Stock, upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “Option Warrants”), which were originally issued by Tottenham, pursuant to a unit purchase option, (iii) the issuance of up to an aggregate of 1,119,750 shares (the “PIPE Warrants Shares”) of the Common Stock, upon exercise of warrants to purchase Common Stock at an exercise price of $0.01 per share (the “PIPE Warrants”) , which were issued as part of private placement (the “PIPE”) in connection with the closing of the business combination (the “Business Combination”) pursuant to a merger agreement, dated as of September 1, 2020, by and among the Company (which was at such time doing business as Clene Nanomedicine, Inc., Tottenham, Chelsea Worldwide Inc., Creative Worldwide Inc., and Fortis Advisors LLC, and (iv) the issuance of up to an aggregate of 904,231 shares (the “Founder Warrants Shares” and together with the Public Warrants Shares and the Option Warrants Shares, the “Warrants Shares” ) of Common Stock, upon exercise of warrants to purchase common stock at an exercise price of $1.97 per share (the “Founder Warrants” and together with the Public Warrants and the Option Warrants, the “Warrants”). The Registration Statement also relates to the resale by the selling shareholders (the “Seller Holders”) of (A) up to an aggregate of 2,239,500 shares of the Common Stock that were issued to certain investors in connection with the PIPE (the “PIPE Shares”), and (B) up to an aggregate of 21,012,053 shares of Common Stock otherwise held by the Selling Shareholders (the the “Existing Shares” and together with the PIPE Shares, the “Issued Shares”). The Warrants, the Warrants Shares and the Shares are collectively referred to herein as the “Securities.”

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Clene Inc. February 16, 2021 Page 2

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and others as to factual matters.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrants Shares, when issued in accordance with their respective terms by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.	The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and have been validly issued and are fully paid and nonassessable.

3.	The Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of New York.

Clene Inc. February 16, 2021 Page 3

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP